EXHIBIT 99.1

Washington Banking Company Earnings Increase Over 400% to $4.2 Million, or $0.27 per share in 2Q10

Operating Profits Increase More than 323% to $3.5 Million Before Strong Gain on Acquisition

OAK HARBOR, WA – July 27, 2010 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that its core banking business generated strong operating profits in the second quarter of 2010 augmented by the FDIC-assisted acquisition of City Bank of Lynnwood, which was immediately accretive to earnings. Before preferred dividends, net income increased 130% to $4.6 million, compared to $2.0 million in the preceding quarter and up 272% from $1.2 million for the second quarter a year ago. Net income available to common shareholders totaled $4.2 million, or $0.27 per diluted share in the second quarter, compared to $1.6 million, or $0.10 per diluted common share, in the preceding quarter, and $818,000, or $0.09 per diluted common share, in the second quarter a year ago, when there were fewer shares outstanding.

Year-to-date, Washington Banking earned $6.6 million, compared to $2.8 million for the same period last year. For the first six months of 2010, net income available to common shareholders, after preferred dividend payments increased 183% to $5.7 million, or $0.37 per diluted common share, compared to $2.0 million, or $0.21 per diluted common share, for the first six months of 2009.

“Our FDIC-assisted acquisition of City Bank of Lynnwood, which closed on April 16, is contributing to profitability as planned,” said Jack Wagner, President and Chief Executive Officer. “More importantly our core franchise continues to generate strong revenues, solid profits and asset quality that remains amongst the best in the region. With all the noise in the current quarter statements, primarily as a result of the acquisition, we have included certain non-GAAP presentations that illustrate the earnings power of our franchise, which we hope will be useful to investors.”

The core operating earnings, which exclude merger related costs and the bargain purchase gain on the FDIC-assisted transaction, increased substantially to $3.5 million, or $0.22 per diluted share, in the second quarter, up from $1.6 million, or $0.10 per diluted share, in the first quarter and $818,000, or $0.09 per diluted share in the second quarter a year ago. Year-to-date, core operations generated profits of $5.0 million, or $0.32 per diluted share, up 148% from $2.0 million, or $0.21 per diluted share in the first half of 2009. Please refer to the GAAP reconciliation table in this release.

Second Quarter 2010 Financial Highlights (June 30, 2010 compared to June 30, 2009)

  Capital ratios exceed all regulatory requirements for well-capitalized institutions, with Total Risk Based Capital to risk-adjusted assets of 20.17% compared to 16.24%. To be considered well-capitalized, a bank must have over 10% Total Risk-based Capital.
  Tangible book value per common share increased to $8.98 compared to $8.71.
  Deposits, excluding those acquired, increased 8% year over year to $847 million. Deposits totaled $1.4 billion including the $537 million of acquired deposits.
  Low cost demand, money market, savings and NOW accounts totaled $683.6 million and account for almost half of total deposits.
  Loans, excluding acquired assets, were $832 million, up $11.5 million from a year ago.
  Asset quality continues to be strong, with the nonperforming assets (NPAs) at 0.66% of total assets and nonperforming loans (NPLs) at 0.67% of total loans at the end of the quarter.
  The provision for loan losses was $2.6 million in the second quarter, an increase from the linked quarter and down from the $3.0 million provision of a year ago.
  Loan loss reserves increased to 2.04% of loans, and 304% of NPLs, up from 1.80% of loans and 198% of NPLs a year ago.
  A cash dividend of $0.03 per share will be paid August 18 to shareholders of record August 3.

WBCO – 2Q10 Profits
July 27, 2010

Acquisition Update

Whidbey Island Bank acquired the eight branch locations and approximately 60% of the assets and all non-brokered deposits of City Bank, located in Lynnwood, Washington, on April 16, 2010, through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC). Following the acquisition, the company filed a Form 8-K outlining the details of the transaction and the fair value accounting adjustments for the transaction. “We encourage investors to carefully review the detailed disclosure for this transaction in our 8-K which can be accessed at the link here, or by looking at the SEC Filings tab of our Investor Relations section on our website at www.wibank.com,” said Rick Shields, Chief Financial Officer. http://www.sec.gov/Archives/edgar/data/1058690/000095012310063532/v56252e8vkza.htm

After the fair value adjustments, the acquisition brought $323.8 million in loans which are covered by an 80/20 loss sharing agreement with the FDIC. The covered loans are shown as a separate line item of the balance sheet and are not included in the net loans totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately per generally accepted accounting principles (GAAP) requirements. In addition, the company booked an $84.1 million FDIC indemnification asset. Both indemnification asset and the covered loan portfolio will decline over time, as the loans mature or are otherwise resolved.

Total deposits that were recorded on the acquisition balance sheet at April 16, 2010, were $650.1 million. “We adjusted rates on deposit accounts to reflect current yields being paid at our other Whidbey branches,” noted Wagner. “As a result, we saw $113.4 million in deposits run off, of which $108.8 million were time deposits. Customers who chose not to accept the new rates on time deposits did not incur any prepayment penalties. The employees at our newly acquired branches have done an excellent job of maintaining customer relationships, and we believe the long-term retention rate of the local customer relationships will remain high.”

	June 30,	April 16,	Period
	2010	2010	Change
Acquired Deposit Composition

Noninterest-Bearing Demand	29,211	31,543	(2,332)
NOW Accounts	2,367	2,765	(398)
Money Market	95,783	96,331	(548)
Savings	26,628	26,703	(75)
Time Deposits	377,919	486,761	(108,842)
Time Deposit Fair Value Adjustment	4,791	6,000	(1,209)
Total Acquired Deposits	$536,699	$650,103	$(113,403)

WBCO – 2Q10 Profits
July 27, 2010

The FDIC provided a 90 day right to purchase or assume the leases of the City Bank properties. On July 14th Washington Banking exercised their option and acquired the facilities and furnishings of the eight branch locations. “We are in the process of making improvements to these properties with fresh paint, new landscaping, and installing Whidbey signage and flag poles on our newly acquired branches,” Wagner noted.

City Bank had 158 employees in April, and approximately 110 of these banking professionals were offered positions with Whidbey Island Bank, which included most branch personnel and most of the operations staff. Employees who were not offered employment were primarily out-of-market real estate lending staff and senior management of the former organization. “In addition to the group of employees from City Bank, we have been fortunate in our ability to attract talented banking professionals for various positions within the bank,” said Wagner. “The blending of these backgrounds and skills with the influence of our ‘longer-term’ employees has provided an atmosphere of high morale and positive teamwork. I am extremely pleased with the progress of integration and we expect system conversions to be completed later this quarter.”

Conference Call Information

Management will host a conference call on Wednesday, July 28 at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss the quarterly and year-to-date financial results. The call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9722 at 10:00 a.m. PDT for conference ID #4314804. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com. Shortly after the call concludes, the replay will also be available at (303) 590-3030, using access code #4314804, where it will be archived for ninety days.

Credit Quality

NPLs increased in the quarter by $1.9 million to $5.6 million, or 0.67% of loans, which brought NPAs to $10.6 million, or 0.66% of total assets at June 30, 2010. Other real estate owned (OREO) totaled $5.0 million, unchanged from the end of March and up from $2.6 million a year ago.

“Despite a small increase in NPAs, our loan portfolio continues to perform better than our peer group of banks around the country,” said Joe Niemer, Chief Credit Officer. “We have cautioned, and will continue to caution, that our credit metrics could decline unless we see some improvement in our regional economic numbers. We continued to build reserves in the second quarter, which reflects both the growth in the loan portfolio and continuing caution on the economic outlook. Our provision for loan losses of $2.6 million exceeded net charge-offs of $2.0 million. The reserve for loan losses increased to 2.04% of total loans and was 304% of nonperforming loans at the end of June.”

Net charge-offs in the second quarter were $2.0 million, a slight increase from the preceding quarter at $1.9 million, or 99 basis points of average loans on an annualized basis, compared to $1.6 million, or 75 basis points of average loans for the second quarter a year ago. Net charge-offs in the indirect lending portfolio were $224,000 in the second quarter, compared to $188,000 in the preceding quarter, and down from $228,000 in the second quarter a year ago.

Covered loans and OREO declined to $302.7 million at June 30, 2010, from $329.6 million at April 16, 2010 and the FDIC indemnification asset increased to $84.9 million at June 30, 2010, from $84.1 million at April 16, 2010. Covered OREO increased to $14.2 million from $5.8 million.

WBCO – 2Q10 Profits
July 27, 2010

Balance Sheet

Total assets increased 71% to $1.6 billion at June 30, 2010, compared to $934.7 million a year ago. Total loans increased slightly to $832 million from $821 million at the end of both the first quarter of 2010 and the second quarter 2009. The portfolio is well diversified with commercial and industrial loans making up 17% of total loans and residential mortgages accounting for 6% of the portfolio. Owner-occupied commercial real estate loans represent approximately 22% of the portfolio and non-owner occupied commercial real estate account for approximately 20% of loans. Indirect consumer loans account for 11% of the portfolio and other consumer loans account for 11%. Construction and land development loans for residential properties represent 8% of loans and commercial construction and land development loans represent 5% of the portfolio.

Total deposits grew 64% in the quarter and increased 76% year-over-year to $1.4 billion at June 30, 2010, compared to $846 million at the end of March and $788 million a year ago. As a result of the acquisition, noninterest-bearing demand deposits increased 40% year-over-year, now representing 10% of total deposits. Year-over-year, money market accounts increased 112% and now comprise 22% of total deposits; time deposits increased 93% in the quarter to $700 million and accounted for 51% of total deposits. Core deposits, excluding brokered CDs and time deposits over $100,000 represent 79% of all deposits, up from 76% a year ago. “Outside of the CDARS (Certificate of Deposit Account Registry Service) program, which provides additional sources of insurance for local customers, we have no deposits from brokered sources,” said Shields. “Because we only take CDARS from customers in our existing footprint, we consider them as part of our core deposit base.”

Shareholders’ equity increased 54% to $166 million compared to $108 million a year ago. The increase in shareholders’ equity is primarily due to the $49.0 million secondary common stock offering completed in November 2009. Included in shareholders’ equity is the $25.2 million from the preferred shares issued to the U.S. Treasury in January of 2009. As a result of the equity offering in November 2009, one half of the warrants issued with the preferred shares were cancelled. Retained earnings increased 18% to $56.1 million, bringing tangible book value per common share to $8.98 at June 30, 2010, compared to $8.71 a year ago.

Operating Results

Revenue for the second quarter of 2010 was $21.3 million, compared to $12.9 million in the preceding quarter and $12.0 million a year ago. Net interest income, before the provision for loan losses, increased 46% to $16.0 million in the second quarter compared to $11.0 million in the linked quarter and grew 63% from $9.8 million in the second quarter a year ago. Interest income from covered loans contributed $4.9 million to 2010 second quarter revenues.

Noninterest income totaled $5.1 million in the second quarter, which included $1.8 million in the bargain purchase gain on acquisition and $785,000 in the change in FDIC indemnification assets.

Washington Banking’s net interest margin was 4.39% in the second quarter, a decrease of 27 basis points from the preceding quarter, and down 18 basis points from the year ago quarter. Higher levels of cash and short term securities reduced the margin in the quarter.

Second quarter noninterest expense increased 53% in the quarter and 66% year-over-year primarily due to additional expenses related to the City Bank acquisition. Costs associated with OREO management increased in the second quarter to $465,000 from $193,000 in the prior quarter and $354,000 a year ago. Operating expenses were $11.9 million in the second quarter compared to $7.8 million in the preceding quarter and $7.2 million in the second quarter of 2009.

The efficiency ratio during the second quarter of 2010 was 55.87% compared to 60.12% reported in the linked quarter, and 59.72% in the second quarter a year ago.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 26 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

WBCO – 2Q10 Profits
July 27, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2010	2010	Change	2009	Change
Interest Income
Loans	$13,332	$13,085	2%	$13,244	1%
Covered Loans	4,927	-	100%	-	100%
Taxable Investment Securities	507	413	23%	141	260%
Tax Exempt Securities	170	158	7%	95	79%
Other	95	36	162%	8	1127%
Total Interest Income	19,031	13,692	39%	13,488	41%

Interest Expense
Deposits	2,805	2,503	12%	3,386	-17%
Other Borrowings	93	91	1%	114	-19%
Junior Subordinated Debentures	121	117	4%	180	-32%
Total Interest Expense	3,019	2,711	11%	3,680	-18%

Net Interest Income	16,012	10,981	46%	9,808	63%

Provision for Loan Losses	2,550	2,150	19%	3,000	-15%
Net Interest Income after Provision for Loan Losses	13,462	8,831	52%	6,808	98%

Noninterest Income
Service Charges and Fees	856	735	16%	853	0%
Electronic Banking Income	508	367	38%	348	46%
Investment Products	178	50	258%	161	11%
Bank Owned Life Insurance Income	98	82	19%	112	-12%
Income from the Sale of Loans	204	141	45%	301	-32%
SBA Premium Income	206	46	348%	16	1226%
Change in FDIC Indemnification Asset	785	-	100%	-	100%
Bargain Purchase Gain on Acquisition	1,757	-	100%	-	100%
Other Income	479	322	49%	282	69%
Total Noninterest Income	5,071	1,743	191%	2,073	145%

Noninterest Expense
Compensation and Employee Benefits	6,528	4,329	51%	3,437	90%
Occupancy and Equipment	1,340	1,027	30%	1,071	25%
Office Supplies and Printing	311	210	48%	207	50%
Data Processing	395	211	87%	146	171%
Consulting and Professional Fees	148	268	-45%	124	19%
Intangible Amortization	191	-	100%	-	100%
Merger Related Expenses	676	-	100%	-	100%
FDIC Premiums	254	252	1%	676	-62%
OREO & Repossession Expenses	465	193	141%	354	31%
Other	1,597	1,285	24%	1,172	36%
Total Noninterest Expense	11,905	7,775	53%	7,187	66%

Income Before Income Taxes	6,628	2,799	137%	1,694	291%
Provision for Income Taxes	2,049	804	155%	463	342%
Net Income	4,579	1,995	130%	1,231	272%
Preferred dividends	415	414	0%	413	0%
Net Income available to common shareholders	$4,164	$1,581	163%	$818	409%
Earnings per Common Share
Net Income per Share, Basic	$0.27	$0.10	170%	$0.09	200%

Net Income per Share, Diluted	$0.27	$0.10	170%	$0.09	200%

Average Number of Common Shares Outstanding	15,305,000	15,297,000		9,530,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,466,000	15,430,000		9,552,000

WBCO – 2Q10 Profits
July 27, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Six Months Ended		One
($ in thousands, except per share data)	June 30,		Year
	2010	2009	Change
Interest Income
Loans	$26,417	$26,245	1%
Covered Loans	4,927	-	100%
Taxable Investment Securities	921	277	232%
Tax Exempt Securities	328	162	102%
Other	131	10	1210%
Total Interest Income	32,724	26,694	23%

Interest Expense
Deposits	5,309	6,905	-23%
Other Borrowings	184	247	-25%
Junior Subordinated Debentures	238	404	-41%
Total Interest Expense	5,731	7,556	-24%

Net Interest Income	26,993	19,138	41%

Provision for Loan Losses	4,700	5,450	-14%
Net Interest Income after Provision for Loan Losses	22,293	13,688	63%

Noninterest Income
Service Charges and Fees	1,591	1,711	-7%
Electronic Banking Income	875	658	33%
Investment Products	228	331	-31%
Bank Owned Life Insurance Income	180	205	-12%
Income from the Sale of Loans	345	570	-40%
SBA Premium Income	252	33	661%
Change in FDIC Indemnification Asset	785	-	100%
Bargain Purchase Gain on Acquisition	1,757	-	100%
Other Income	801	568	41%
Total Noninterest Income	6,814	4,076	67%

Noninterest Expense
Compensation and Employee Benefits	10,856	6,861	58%
Occupancy and Equipment	2,367	2,104	13%
Office Supplies and Printing	522	378	38%
Data Processing	607	277	119%
Consulting and Professional Fees	416	380	9%
Intangible Amortization	191	-	100%
Merger Related Expenses	676	-	100%
FDIC Premiums	506	823	-39%
OREO & Repossession Expenses	659	592	11%
Other	2,880	2,319	24%
Total Noninterest Expense	19,680	13,734	43%

Income Before Income Taxes	9,427	4,030	134%
Provision for Income Taxes	2,853	1,225	133%
Net Income	6,573	2,805	134%
Preferred Dividends	829	772	7%
Net Income Available to Common Shareholders	$5,745	$2,033	183%
Earnings per Common Share
Net Income per Share, Basic	$0.37	$0.21	76%

Net Income per Share, Diluted	$0.37	$0.21	76%

Average Number of Common Shares Outstanding	15,301,000	9,513,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,449,000	9,535,000

WBCO – 2Q10 Profits
July 27, 2010

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2010	2010	Change	2009	Change
Assets
Cash and Due from Banks	$19,471	$15,040	29%	$22,375	-13%
Interest-Bearing Deposits with Banks	135,746	64,203	111%	1,303	10316%
Fed Funds Sold	8,000	-	100%	12,395	-35%
Total Cash and Cash Equivalents	163,217	79,243	106%	36,073	352%

Investment Securities Available for Sale	156,065	96,217	62%	31,740	392%

FHLB Stock	7,174	2,430	195%	2,430	195%

Loans Held for Sale	4,437	3,297	35%	4,385	1%

Loans Receivable	832,158	821,617	1%	820,776	1%
Less: Allowance for Loan Losses	(16,975)	(16,464)	3%	(14,770)	15%
Loans, Net	815,183	805,153	1%	806,006	1%

Covered Loans	288,493	-	100%	-	100%
Premises and Equipment, Net	25,676	25,672	0%	25,527	1%
Bank Owned Life Insurance	17,156	17,058	1%	17,028	1%
Other Intangible Assets, net	3,103	-	100%	51	6040%
Other Real Estate Owned	4,984	4,937	1%	2,599	92%
Covered Other Real Estate Owned	14,178	-	100%	-	100%
FDIC Indemnification Asset	84,897	-	100%	-	100%
Other Assets	16,792	12,648	33%	8,814	91%
Total Assets	$1,601,355	$1,046,655	53%	$934,653	71%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$144,009	$112,338	28%	$103,226	40%
NOW Accounts	148,419	140,794	5%	130,877	13%
Money Market	309,917	202,665	53%	146,115	112%
Savings	81,252	53,364	52%	44,766	82%
Time Deposits	700,142	336,479	108%	362,640	93%
Total Deposits	1,383,739	845,640	64%	787,624	76%

Other Borrowed Funds	10,000	10,000	0%	10,000	0%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	16,036	4,049	296%	3,329	382%
Total Liabilities	1,435,549	885,463	62%	826,727	74%

Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per share); issued
and outstanding 26,380 at 6/30/10 and 3/31/10 and	25,164	25,080	0%	24,827	1%
6/30/09.

Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,309,318 at 6/30/2010,
15,303,124 at 3/31/10 and 9,538,899 at 6/30/09	83,252	83,174	0%	35,456	135%
Retained Earnings	56,088	52,382	7%	47,527	18%
Other Comprehensive Income	1,302	556	134%	116	-1021%
Total Shareholders' Equity	165,806	161,192	3%	107,926	54%
Total Liabilities and Shareholders' Equity	$1,601,355	$1,046,655	53%	$934,653	71%

WBCO – 2Q10 Profits
July 27, 2010

FINANCIAL STATISTICS (unaudited)	Quarter Ended		Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,		March 31,	June 30,	June 30,
	2010		2010	2009	2010	2009
Revenues (1)(2)	$21,308		$12,932	$12,034	$34,241	$23,507

Averages
Total Assets	$1,641,211		$1,031,197	$929,932	$1,337,889	$916,883
Loans and Loans Held for Sale	833,081		820,578	830,591	826,864	828,156
Covered Loans	316,455		-	-	159,101	-
Interest-Earning Assets	1,484,209		973,250	874,828	1,230,141	863,051
Deposits	1,436,739		833,314	773,037	1,134,489	761,983
Common Shareholders' Equity	$138,217		$134,340	$83,677	$136,289	$81,922

Financial Ratios
Return on Average Assets, Annualized	1.12%		0.78%	0.53%	0.99%	0.62%
Return on Average Common Equity, Annualized(3)	12.08%		4.77%	5.90%	8.50%	5.00%
Efficiency Ratio (2)	55.87%		60.12%	59.72%	57.48%	58.43%
Yield on Earning Assets (2)	5.20%		5.79%	6.26%	5.44%	6.31%
Cost of Interest-Bearing Liabilities	0.92%		1.44%	2.06%	1.11%	2.14%
Net Interest Spread	4.28%		4.35%	4.20%	4.33%	4.17%
Net Interest Margin (2)	4.39%		4.66%	4.57%	4.50%	4.54%

Tangible Book Value Per Common Share (4)	$8.98		$8.89	$8.71
Tangible Common Equity (4)	8.61%		13.00%	8.89%

	June 30,		March 31,	June 30,	Regulatory Requirements
					Adequately-	Well-
	2010		2010	2009	capitalized	capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated	20.17	% (5)	22.00%	16.24%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated	18.94	% (5)	20.74%	14.99%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated	11.36	% (5)	18.00%	14.28%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank	20.08	% (5)	21.48%	16.11%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	18.82	% (5)	20.22%	14.86%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank	11.39	% (5)	17.55%	14.15%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.
(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
(3) Return on average common equity is adjusted for preferred stock dividends.
(4) Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.
(5) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO – 2Q10 Profits
July 27, 2010

ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2010	2010	2009	2010	2009

Allowance for Loan Losses Activity:

Balance at Beginning of Period	$16,464	$16,212	$13,323	$16,212	$12,250
Indirect Loans:
Charge-offs	(393)	(406)	(482)	(798)	(1,131)
Recoveries	169	218	254	386	459
Indirect Net Charge-offs	(224)	(188)	(228)	(412)	(672)

Other Loans:
Charge-offs	(1,926)	(1,914)	(1,508)	(3,840)	(2,640)
Recoveries	111	204	183	315	382
Other Net Charge-offs	(1,815)	(1,710)	(1,325)	(3,525)	(2,258)

Total Net Charge-offs	(2,039)	(1,898)	(1,553)	(3,937)	(2,930)
Provision for Loan Losses	2,550	2,150	3,000	4,700	5,450
Balance at End of Period	$16,975	$16,464	$14,770	$16,975	$14,770

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-offs, to Avg Indirect Loans, Annualized (1)	0.91%	0.77%	0.86%	0.77%	1.27%
Other Loans Net Charge-offs, to Avg Other Loans, Annualized (1)	1.00%	0.97%	0.74%	0.99%	0.63%
Net Charge-offs to Average Total Loans (1)	0.99%	0.94%	0.75%	0.97%	0.72%

	June 30,	March 31,	June 30,
	2010	2010	2009
Nonperforming Assets

Nonperforming Loans (2)	$5,581	$3,692	$7,478
Other Real Estate Owned	4,984	4,937	2,599
Total Nonperforming Assets	$10,565	$8,629	$10,077

Nonperforming Loans to Loans (1)	0.67%	0.45%	0.91%
Nonperforming Assets to Assets	0.66%	0.83%	1.08%
Allowance for Loan Losses to Nonperforming Loans	304.18%	445.92%	197.52%
Allowance for Loan Losses to Loans	2.04%	2.00%	1.80%

Loan Composition
Commercial	$139,629	$132,569	$95,935
Real Estate Mortgages
One-to-Four Family Residential	48,135	51,605	57,414
Commercial	350,787	345,925	346,322
Real Estate Construction
One-to-Four Family Residential	70,019	71,665	79,494
Commercial	39,560	34,459	39,183
Consumer
Indirect	93,663	96,569	104,178
Direct	88,083	86,432	95,652
Deferred Fees	2,282	2,393	2,598
Total Loans	$832,158	$821,617	$820,776

Time Deposit Composition
Time Deposits $100,000 and more	$270,420	$144,768	$160,254
All Other Time Deposits	409,249	169,146	174,555
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	20,473	22,565	20,331
Non-CDARS	-	-	7,500
Total Time Deposits	$700,142	$336,479	$362,640

(1)Excludes Loans Held for Sale.
(2)Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO – 2Q10 Profits
July 27, 2010

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings available to common shareholders to operating earnings (non-GAAP) for the periods presented:

		Quarter Ended		Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except per share data)	2010	2010	2009	2010	2009

GAAP Earnings Available to Common Shareholders	$4,164	$1,581	$818	$5,745	$2,033
Adjustments to GAAP Earnings Available to Common Shareholders
Gain on City Bank Acqusition	(1,757)	-	-	(1,757)	-
Acquisition-Related Costs	676	-	-	676	-
Operating Earnings Before Taxes	3,083	1,581	818	4,664	2,033
Income Tax Effect of Adjustments	(378)	-	-	(378)	-
Net Operating Earnings	$3,461	$1,581	$818	$5,042	$2,033

Diluted GAAP Earnings per Common Share	$0.27	$0.10	$0.09	$0.37	$0.21
Adjustments to Diluted GAAP Earnings per Common Share
Gain on City Bank Acqusition	(0.11)	-	-	(0.11)	-
Acquisition-Related Costs	0.04	-	-	0.04	-
Operating Earnings Before Taxes	0.20	0.10	0.09	0.30	0.21
Income Tax Effect	(0.02)	-	-	(0.02)	-
Diluted Operating Earnings per Common Share	$0.22	$0.10	$0.09	$0.32	$0.21

WBCO – 2Q10 Profits
July 27, 2010

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods

	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2010	2010	2009

Total Shareholders' Equity	$165,806	$161,192	$107,926
Adjustments to Shareholders' Equity
Preferred Stock	(25,164)	(25,080)	(24,827)
Other Intangible Assets, Net (1)	(3,103)	-	-
Tangible Common Equity	137,539	136,112	83,098

Total Assets	$1,601,355	$1,046,655	$934,653
Adjustments to Total Assets
Other Intangible Assets, Net (1)	(3,103)	-	-
Tangible Assets	1,598,252	1,046,655	934,653

Common Shares Outstanding at Period End	15,309,318	15,303,124	9,538,899

Tangible Common Equity	8.61%	13.00%	8.89%
Tangible Book Value per Common Share	$8.98	$8.89	$8.71

(1) Excludes mortgage servicing rights

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as the transition of City Bank operations, employees and customers, future operating results, BOLI contributions to revenue, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain City Bank customers or employees and expenses associated with the integration of acquired City Bank operations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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Note: Transmitted on GlobeNewswire at 1:15 p.m. PDT July 27, 2010.